Exhibit 10.25

MOBILE INTEGRATED SYSTEMS, INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated this 14th day of May, 2012 (the “Agreement”), by and between Mobile Integrated Systems, Inc., a Nevada corporation (the “Company”), and Murray Simser (the “Executive”).

WHEREAS, the Company desires to engage the Executive to serve the Company as the Chief Executive Officer and the Executive desires to serve as the Chief Executive Officer of the Company;

NOW THEREFORE, in consideration of the premises and the mutual agreements made herein, the Company and the Executive agree as follows:

1.           Employment; Duties.  The Company shall engage the Executive to serve as Chief Executive Officer of the Company on a full-time basis.  The Executive agrees that during the term of his employment hereunder, he shall give his best effort, skill and abilities to promote the business and interests of the Company as directed by the Board of Directors of the Company or a committee of the Board of Directors to which the Board of Directors has duly delegated authority thereof (collectively, the “Board”). The Executive shall be on an initial 90 day probation period   during which time he may be terminated at will.

1.1          It is understood and Agreed between the Executive and the Company that Executive has business interests in a variety of other companies including the research and development of Applications for mobile devices. The Executive will continue to spend time effort and energy on these various ventures with the knowledge and approval of the Company. Details of these ventures are set out in an Exhibit C to this Agreement.

2.            Compensation.

(a)           Base Compensation.  The Executive shall be paid a base salary of one hundred sixty thousand (160,000) Canadian Dollars per annum, payable on a monthly basis and pro-rated for any partial year of employment, less any applicable statutory and regulatory taxes or other mandated deductions (the “Base Salary”).  The Base Salary shall be payable in accordance with the Company’s regular payroll practices, as the same may be modified from time to time by the Board of Directors.

Mobile Integrated Systems, Inc.  - Employment Agreement

(b)           Options. The Executive shall be granted such options to purchase shares of the Company’s common stock, subject to the terms and conditions set forth in the Stock Option Agreement between the Executive and 2238646 Ontario Inc. attached hereto as Exhibit A.

(c)           Expense Reimbursement. The Executive shall be entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with travel and matters related to the Company's business and affairs if made in accordance with written Company policy as in effect from time to time as determined by the Board. In addition to expense  re-imbursement the Executive shall be provided a corporate credit card with an agreed upon limit to cover the cost of expenses as they arise.

(d)           Place of Employment. The parties agree that the principal place of services to be rendered to the Company by Executive shall be in Toronto, Canada, unless otherwise agreed to by the parties hereto, and all compensation shall be paid to Executive in such jurisdiction.  The Company acknowledges and agrees that Executive may reside from time to time in other jurisdictions and may travel to any and all other jurisdictions related to services to be rendered to the Company and Executive, none of which shall have the effect of changing the deemed principal place of services rendered by Executive to the Company unless otherwise required by the laws of such other jurisdictions.

(e)           Bonus.  The Executive shall receive a bonus in amount equal to three percent (3%) of the net profits of the Company, which shall be due and payable to Employee not later than the end of the fiscal quarter following the date of filing of the Company’s annual audited financial statements with the U.S. Securities & Exchange Commission attributable to the year of such services (the “Bonus”).  The initial fiscal year of eligibility for such Bonus shall commence June 1, 2012. The Bonus shall be paid immediately to the Executive on a pro rata basis in the event of a termination as set out in paragraph 6.

(f)           Taxes and Government Deductions.  Any and all taxes and other government mandated deductions applicable to the Base Salary and the Bonus which are required to be withheld by the Company under any and all applicable laws, rules and regulations shall be withheld at the source and shall be deemed to satisfy the Base Salary and the Bonus in amount equal to the total of any and all such withheld amounts to the extent such amounts are paid by the Company to the applicable governmental taxation authority.

3.            Trade Secrets.  The Executive agrees that it is in the Company's legitimate business interest to restrict his disclosure or use of Trade Secrets and Confidential Information relating to the Company or its affiliates as provided herein, and agrees not to disclose or use the Trade Secrets and/or Confidential Information relating to the Company or its affiliates for any purpose other than in connection with his performance of his duties to the Company.  For purposes of this Agreement, “Trade Secrets” shall mean all confidential and proprietary information belonging to the Company (including prospective client lists, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information). For purposes of this Agreement, “Confidential Information” shall mean all information other than Trade Secrets belonging to, used by, or which is in the possession of the Company and relating to the Company’s business or assets specifically including, but not limited to, information relating to the Company’s products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, in each case to the extent that such information is not required to be disclosed by applicable law or compelled to be disclosed by any governmental authority.  Notwithstanding the foregoing, the terms “Trade Secrets” and “Confidential Information” do not include information that (i) is or becomes generally available to or known by the public (other than as a result of a disclosure by the Executive), provided, that the source of such information is not known by the Executive to be bound by a confidentiality agreement with the Company; or (ii) is independently developed by the Executive without violating this Agreement. In addition to the provisions set forth above, the Executive shall execute the Proprietary Information and Invention Agreement (the “Proprietary Information and Invention Agreement”) attached hereto as Exhibit B, and shall agree to the terms and conditions set forth therein.  In the event of any conflict between the terms of this Agreement and the terms of the Proprietary Information and Invention Agreement, the terms of the Proprietary Information and Invention Agreement shall govern.

Mobile Integrated Systems, Inc.  - Employment Agreement

4.            Return of Documents and Property.  Upon the expiration or termination of the Executive's employment with the Company, or at any time upon the request of the Company, the Executive (or his heirs or personal representatives) shall deliver to the Company (a) all documents and materials (including, without limitation, computer files) containing Trade Secrets and Confidential Information relating to the business and affairs of the Company or its affiliates, and (b) all documents, materials, equipment and other property (including, without limitation, computer files, computer programs, computer operating systems, computers, printers, scanners, pagers, telephones, credit cards and ID cards) belonging to the Company or its affiliates, which in either case are in the possession or under the control of the Executive (or his heirs or personal representatives).

5.            Discoveries and Works.  All Discoveries and Works made by the Executive shall remain the property of the Executive unless those discoveries and works were made to support the corporate efforts of the Company.   For the purposes of this Section 5, (including the definition of “Discoveries and Works”) the term “Company” shall include the Company and its affiliates.  The term “Discoveries and Works” includes, by way of example but without limitation, Trade Secrets and other Confidential Information, patents and patent applications, service marks, and service mark registrations and applications, trade names, copyrights and copyright registrations and applications.  The Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by the Company, as the case may be, to evidence or better assure title to Discoveries and Works in the Company, as so requested, (b) renounce any and all claims, including but not limited to claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by the Company, (c) assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during his employment with the Company or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect the title of the Company thereto, including but not limited to assignments of such patents and other rights.

Mobile Integrated Systems, Inc.  - Employment Agreement

6.            Termination.

(a)           Manner of Termination. The Company and the Executive may terminate this Agreement, with or without cause, in accordance with the provisions of this Section 6.

(b)           Termination.  The Company may terminate this Agreement with or without cause upon thirty business days notice during the Employment Period, in which case the Company shall continue to pay the Executive’s Base Salary during the thirty business day notice period, plus reimbursement of any and all reasonable expenses incurred by Executive as of the date of notice of such date. Any bonus that has accrued up to the date of termination shall be payable immediately in accordance with paragraph 2(e). Further, the Executive shall receive upon termination a lump sum payment equal to six month’s salary or $80,000.00 and all of such payments shall completely and fully discharge any and all obligations and liabilities of the Company to the Executive.

(c)           Termination by Executive. The Executive may terminate this Agreement with or without cause at any time during the Employment Period upon thirty business days prior written notice of termination to the Company.

(d)           Effect of Termination.  Except as otherwise provided herein with respect to a termination pursuant to Section 6(b), in the event this Agreement is terminated pursuant to this Section 6, the Executive's rights and the Company's obligations hereunder shall cease as of the effective date of the termination, , and the Executive shall  be entitled to further compensation, options, or severance compensation  as set out in this Agreement    Any termination under this Section 6 is subject to the provisions of Sections 17 and 19 hereof. Relinquishment of Authority.  Notwithstanding anything to the contrary set forth herein, upon written notice to the Executive, the Company may immediately relieve the Executive of all his duties and responsibilities hereunder and may relieve the Executive of authority to act on behalf of, or legally bind, the Company. If this clause is invoked it will have the effect of terminating the Executive.

(f)           Transition Services and Certifications. Following any termination for any reason, the Executive shall render any and all services reasonably necessary for the Company to facilitate proper transition of the Company’s books and records and the Executive shall certify to the Company that any and all books and records maintained during the period of Executive’s services to the Company were true and complete to the best knowledge of the Executive and did not contain any material misstatements or omissions or any misleading information and that all controls and procedures of the Company under the management authority of Executive during the period of employment were properly observed during the period of service of the Executive. If during the transition the Executive has concerns and is not able to sign the Certification due to those concerns he shall set his concerns out in writing and deliver them to the Company forthwith and may reasonably withhold the Certification outlined in this paragraph.

Mobile Integrated Systems, Inc.  - Employment Agreement

7.            Disability: Death.

(a)           If, prior to the expiration of any applicable Employment Period, the Executive shall be unable to perform his duties hereunder by reason of physical or mental disability, the Company shall have the right to terminate this Agreement and the remainder of the Employment Period by giving written notice to the Executive to that effect.  A determination of the Executive’s ability to perform his duties shall be made by the Company’s Board of Directors.  Immediately upon the giving of such notice, the Employment Period shall terminate.

(b)           Upon termination of this Agreement pursuant to Section 7(a), the Executive shall receive his Compensation as set out in Section 2 up to and including the date of termination under section 7(a).

(c)           If, prior to the expiration of the Employment Period or the termination of this Agreement, the Executive shall die, the Executive's estate shall be paid his Compensation in accordance with Section 3. and any other compensation due as of the date of death of the Executive.  Any termination under this Section 8 is subject to the provisions of Section 18 hereof.

8.            No Conflicts.  The Executive has represented and hereby represents to the Company and its affiliates that the execution, delivery and performance by the Executive of this Agreement do not conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which the Executive is a party or of which the Executive is or should be aware and that there are no restrictions, covenants, agreements or limitations on his right or ability to enter into and perform the terms of this Agreement. For purposes of this Agreement, “affiliate” shall include any subsidiary in the case of the Company, and any person or entity directly or indirectly controlled by or controlling the Company.

9.            Non-competition.   Except as authorized by the Board of Directors, during the Executive’s employment by the Company and for a period of one year thereafter, Executive will not (except as an officer, director, stockholder, employee, agent or consultant of the Company or any subsidiary or affiliate thereof) either directly or indirectly, whether or not for consideration, (i) in any way, directly or indirectly, solicit, divert, or take away the business of any person who is or was a customer of the Company, or in any manner influence such person to cease doing business in part or in whole with Company (i) engage in a Competing Business; For purposes of this section, “Competing Business” means any company or business which is engaged directly  in any business carried on or planned to be carried on by the Company or any of its subsidiaries or affiliates.

10.          Non-Solicitation.  During the Executive’s employment by the Company and for a period of one year thereafter (the “Restricted Period”), the Executive, directly or indirectly, whether for his account or for the account of any other individual or entity, shall not solicit or canvas the trade, business or patronage of, or sell to, any individuals or entities that were either customers of the Company during the time the Executive was employed by the Company, or prospective customers with respect to whom a sales effort, presentation or proposal was made by the Company or its affiliates, during the one year period prior to the termination of the Executive’s employment.  The Executive further agrees that during the Restricted Period, he shall not, directly or indirectly, (i) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee or consultant of the Company at any time during the time the Executive was employed by the Company, to terminate his or her employment relationship with the Company or to become employed by the Executive or any individual or entity by which the Executive is employed or (ii) interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company or its affiliates.

Mobile Integrated Systems, Inc.  - Employment Agreement

11.          Enforcement.  The Executive and the Company agree that any breach of the provisions of this Agreement by either party would cause substantial and irreparable harm, not readily ascertainable or compensable in terms of money, for which remedies at law would be inadequate and that, in addition to any other remedy to which the Company or the Executive may be entitled at law or in equity, the Company and Executive shall be entitled to temporary, preliminary and other injunctive relief in the event the Executive or the Company violates or threatens to violate the provisions of this Agreement, as well as damages, including, an equitable accounting of all earnings, profits and benefits arising from such violation, in each case without the need to post any security or bond.  Nothing herein contained shall be construed as prohibiting the Company or the Executive from pursuing, in addition, any other remedies available to the Company or the Executive for such breach or threatened breach.  A waiver by the Company or the Executive of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach by the Executive or the Company. This clause is subject to the provisions of the arbitration clause found below.

12.          Determinations by the Company.  All calculations with respect to this Agreement shall be made by the Board or any committee thereof to which the Board has delegated such authority, in good faith in accordance with applicable law, the certificate of incorporation and by-laws of the Company, shall be subject to review by the Executive

13.          Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon (i) the Company, its successors and assigns, and any company with which the Company may merge or consolidate or to which the Company may sell substantially all of its assets, and (ii) Executive and his executors, administrators, heirs and legal representatives.  Since the Executive’s services are personal and unique in nature, the Executive may not transfer, sell or otherwise assign his rights, obligations or benefits under this Agreement. If this section is invoked by the Company this clause shall have the effect of termination of the Executive under section 6 and all the Compensation as set out in section 6, is due and payable immediately to the Executive, unless otherwise agreed to by the parties.

14.          Notices.  Any notice required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, or sent properly addressed in a sealed envelope postage prepaid by certified or registered mail, or delivered by a reputable overnight delivery service.  Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of record on file with the Company; and properly addressed to the Company if addressed to:

Mobile Integrated Systems, Inc.  - Employment Agreement

Mobile Integrated Systems, Inc.
Suite 502, 25 Adelaide Street
Toronto, Ontario, Canada M5C 3A1
Telephone:  (416) 479-0880
Attention:  Chairman of the Board of Directors

With a copy to:

Wuersch & Gering LLP
100 Wall Street, 21st Floor
New York, New York 10005
Telephone:  212-509-5050
Telecopier:  212-509-9559
Attention:  Travis L. Gering, Esq.

15.          Severability.  It is expressly understood and agreed that although the Company and the Executive consider the restrictions contained in this Agreement to be reasonable and necessary for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company, if a final determination is made by arbitration or any court having jurisdiction that any provision contained in this Agreement is invalid, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such arbitral body or court may determine or indicate to be reasonable.  Alternatively, if the arbitrable body or court finds that any provision or restriction contained in this Agreement or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

16.          Survival.  Notwithstanding anything to the contrary contained herein, if this Agreement is terminated pursuant to Section 6 or Section 7, the provisions of Sections 3-19 of this Agreement shall survive and continue in full force and effect.

17.          Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by binding arbitration in Toronto, Ontario, Canada pursuant to the rules of the American Arbitration Association (AAA).

17.1        The Arbitrator appointed shall be a solicitor with not less than ten years experience.  The Arbitrator shall reach and render a decision in writing with respect to the amount, if any, of payment respecting the disputed matter.  Notwithstanding anything to the contrary herein, in no event will any award include consequential or punitive damages of any kind or nature.  Any award rendered shall be final and conclusive upon the parties and judgment thereon may be entered in the highest court of the forum, state, national or federal, having jurisdiction.  This Agreement shall be interpreted in accordance with the laws of the Province of Ontario.   The fees and expenses of the Arbitrator and the AAA shall be borne by the Company.  The respective fees and expenses of the parties hereto in connection with any such arbitration (including, without limitation, reasonable fees and expenses of legal counsel and consultants) shall be paid by each party respectively and there shall be no cost award. Each party shall bear its own costs.

Mobile Integrated Systems, Inc.  - Employment Agreement

18.          Miscellaneous.  This Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein.  This Agreement cannot be modified, altered or amended except by a writing signed by both parties.  No waiver by either party of any provision or condition of this Agreement at any time shall be deemed a waiver of such provision or condition at any prior or subsequent time or of any other provision or condition at the same or any prior or subsequent time.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.  Each party shall pay its own respective fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.  The Executive acknowledges that the Company counsel is not acting as counsel to the Executive.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

18.1       The Company shall pay the premium for a full and comprehensive Directors and Officers Insurance policy for the Executive.

19.          Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Signatures hereto may be facsimiles or electronically scanned copies which shall have the same full force and effect as a manually signed original thereof.

Mobile Integrated Systems, Inc.  - Employment Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE

By:	/s/ Murray Simser
Name:	Murray Simser

THE COMPANY: MOBILE INTEGRATED SYSTEMS, INC.

By:	/s/ Emlyn David
Name:	Emlyn David
Title:

Mobile Integrated Systems, Inc.  - Employment Agreement

Exhibit C

The Following are details of the ventures that the Executive is currently engaged in. This may be amended from time to time.
1.Resmis Ventures Inc.
2. Launch Lawyer Inc.
3.Merchant World Services Inc.